Exhibit 10.1

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidential treatment request submitted to the Securities and Exchange Commission. Omissions are designated as (*****). A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 23rd day of April 2007, between Phoenix Footwear Group, Inc. (the “Company”), and Cathy Taylor (the “Executive”).

In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

1.	Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

2.	Term.

The employment of Executive by the Company as provided in this Agreement will commence on April 23, 2007, and shall end on April 22, 2012 (‘Expiration Date”), unless sooner terminated as provided in Section 6. If not so terminated, then on April 23, 2012, and on April 23 of each year thereafter (each an “Expiration Date”), the term of Executive’s employment hereunder shall automatically be extended for one additional year. Executive’s current consulting agreement ends effective April 22, 2007.

3.	Position and Duties.

(a) Executive shall serve as Chief Executive Officer of the Company or such other position or positions as may be agreed upon by Executive and the Company’s Board of Directors. Executive shall at all times perform her duties and obligations faithfully and diligently and shall devote all her business time, attention and efforts exclusively to the business of the Company and its related entities. Executive shall industriously perform her duties under the supervision of and report to the Board of Directors of the Company and shall accept and comply with all directions from and all policies established from time to time by the Board of Directors of the Company. Executive’s primary duties shall include, without limitation, responsibility for the management, oversight and strategic direction of the Company’s brands, assets and employees and such other duties as may from time to time be prescribed by the Board of Directors of the Company. Executive shall promote the trade and business of the Company and its related entities to the best of her ability and shall adhere to the Company’s policies and procedures applicable to the Company’s employees generally.

(b) Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that would interfere with or impair her timely and proper performance of her duties and responsibilities hereunder. The foregoing shall not preclude Executive from (i) serving on boards of trade associations and/or charitable organizations, including Boston Elderhostel and Women’s Voices, and possibly others with the prior written consent of the Board or (ii) engaging in charitable activities and community affairs, with the prior consent of the Board and provided that such activities and directorships do not interfere with or impair her timely and proper performance of Executive’s duties and responsibilities hereunder.

(c) Executive will also be appointed as a member of the Board of Directors at a telephonic Board meeting to be scheduled within fifteen (15) days of the commencement of this agreement and nominated for election to the Board at each annual meeting.

4.	Place of Performance.

In connection with Executive’s employment by the Company and except for required travel on Company business, Executive shall be based at the executive offices of the Company, currently located in Carlsbad, California.

5.	Compensation and Related Matters.

(a) Salary. During the term of Executive’s employment hereunder, the Company shall pay to Executive a salary of $550,000 per annum, subject to increase (but not decrease) in the sole discretion of Board of Directors based on performance and salary reviews of Executive in accordance with Company policy. Such salary shall be paid in equal monthly installments (or such shorter intervals as the Company may elect). Executive’s salary shall be subject to annual review by the Company’s Board of Directors or its Compensation Committee.

(b) Bonus. During the term of Executive’s employment hereunder, Executive shall be eligible for an annual bonus up to 120% of Executive’s base salary as set forth in Section 5(a), in accordance with the terms of Exhibit A attached hereto. Executive’s annual bonus shall be payable within ninety (90) days after the end of each Company fiscal year. Should Executive’s employment terminate for any reason prior to the end of the eighth month of the Company’s then-current fiscal year, no bonus would be earned or payable for that year. Should Executive’s employment terminate for any reason during the last four months of the Company’s then-current fiscal year, any annual bonus earned under the terms of Exhibit A for that year would be prorated for the months of active service during that fiscal year prior to such termination.

(c) Vacations. During the term of Executive’s employment hereunder, Executive shall be entitled to four weeks (20 days) of vacation each year, earned at the rate of 1.66 vacation days for each month of active service. The maximum amount of vacation that can be earned is 25 days, at which point no additional vacation is earned until the earned amount is below such maximum amount. Company acknowledges that Executive has already scheduled vacations between the dates of June 8 - June 15, 2007 and September 21 - September 30, 2007, and shall be permitted to attend these vacation weeks.

(d) Medical Insurance and Other Benefits. During the term of Executive’s employment hereunder, Executive will be entitled to participate in any medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs on the same terms as the Company’s other senior-level executives, as such plans and programs may be in effect from time to time.

(e) Expenses. During the term of Executive’s employment hereunder, Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket travel and other expenses (excluding ordinary commuting expenses) incurred by Executive in performing Executive’s services hereunder, with the exception of hotel expenses in New York City, provided that:

(i) Each such expenditure is of a nature qualifying it as a proper business expenditure of the Company and is approved by the Company; and

(ii) Executive furnishes to the Company adequate documentary evidence for the substantiation of such expenditures and Executive otherwise complies with Company policies with respect to expense reimbursement.

In addition, Company shall pay Executive a monthly housing stipend of $3300 per month toward her cost of maintaining an apartment in New York City, which payment shall be in lieu of any hotel-related expenses she would otherwise incur on visits to the New York City area.

(f) Stock. The Company will provide Executive as additional compensation for Executive’s employment hereunder shares of common stock pursuant to the terms of Exhibit B attached hereto.

(g) Moving and Temporary Living Expenses. The Company will pay to Executive an advance of $20,000, for personal expenditures in connection with Executive’s relocation to California on or about June 18, 2007, and up to an additional $20,000, all of which will be supported by expense verifications by Executive. In addition, Company shall use its best efforts to assist in securing for Executive a favorable loan for a period of ten (10) years.

6.	Termination.

(a) Agreement Terminable at Will. Notwithstanding anything herein to the contrary, this Agreement and Executive’s employment with the Company are terminable at will by the Company for any reason, with or without prior notice or cause, provided, however, that Executive’s entitlement to payments and benefits following such termination will depend on the type of termination and shall be governed by the following provisions of this Section 6. Upon termination for any reason, Executive hereby agrees that her membership on the Board also ends and will sign any document requested by Company to implement such ending.

(b) Termination for Cause.

(i) The Company may terminate this Agreement and Executive’s employment hereunder for “Cause” pursuant to the provisions of this Section 6(b). Executive shall be given notice by the Board of Directors of the grounds for its intention to terminate Executive for Cause, and the Board shall give Executive an opportunity to address with the Board, the grounds on which the proposed termination for Cause is based. If Cause is cured to the Board’s satisfaction within twenty (20) days of such notice, a termination for Cause will not be implemented.

For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(A) Executive’s refusal to comply with lawful written instructions of the Board regarding specific actions Executive must do or not do;

(B) Executive’s engagement in an act of dishonesty or falsification or any transaction involving a material conflict of interest which was not disclosed to and approved by the Company’s Board of Directors; or

(C) Executive’s use of illegal narcotics; or

(D) Executive’s engagement in theft, embezzlement, fraud, misappropriation of funds, or other act involving moral turpitude; or

(E) Executive’s engagement in any violation of law relating to Executive’s employment by the Company.

(ii) If this Agreement is terminated by the Company for Cause pursuant to this Section 6(b), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the portion of Executive’s salary as set forth in Section 5(a) which has been earned up to the Date of Termination, (ii) compensation for any accrued and unused vacation up to the Date of Termination, and (iii) reimbursement, pursuant to Section 5(d) for business expenses incurred up to the Date of Termination (collectively, the “Minimum Payments”).

(c) Death.

(i) This Agreement and Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(ii) If this Agreement is terminated because of Executive’s death pursuant to this Section 6(c), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) any life insurance proceeds Executive is otherwise entitled to under any applicable life insurance in effect on the Date of Termination.

(d) Disability.

(i) If Executive becomes disabled during Executive’s employment hereunder, this Agreement and Executive’s employment hereunder shall terminate. As used herein, “disability” shall mean any condition that qualifies as a disability under the Company’s long-term disability plan as in effect on the date of determination and which renders Executive incapable of performing her responsibilities hereunder for one hundred twenty (120) days or more in the aggregate during any 12-month period, and which at any time after such ninety (90) days the Company’s Board of Directors shall determine continues to render Executive incapable of performing such responsibilities.

(ii) If this Agreement is terminated because of Executive’s disability pursuant to this Section 6(d), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) any benefits to which Executive is entitled under the Company’s long-term disability plan as in effect on the Date of Termination.

(e) Termination Other Than for Cause, Death or Disability.

(i) The Company shall, for any reason, be entitled to terminate this Agreement and Executive’s employment hereunder at any time without Cause and other than on account of Executive’s death or disability.

(ii) If this Agreement is terminated by the Company pursuant to this Section 6(e) or by Executive pursuant to Section 6(f) below, the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) a severance payment as follows:

Salary: Eighteen (18) months salary continuation if terminated without Cause prior to April 15, 2008, and twelve (12) months salary continuation if terminated without Cause thereafter.

Bonus: Payable in accordance with the terms of Section 5(b).

However, Executive shall not be entitled to any severance payment from the Company unless and until a general release is signed by the Executive in a form acceptable the Company.

(f) Resignation for Good Reason.

(i) Executive shall be entitled to terminate this Agreement and Executive’s employment hereunder at any time for Good Reason pursuant to the provisions of this Section 6(f).

For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment hereunder if:

(A) The Company relocates its principal executive offices outside of San Diego County, California, and Executive gives the Company written notice of her objection to such relocation within five (5) days of being informed of such contemplated relocation; or

(B) Without Executive’s express consent, the Company reduces Executive’s duties and responsibilities such that it results in a material adverse reduction in Executive’s position, authority or responsibilities, and the Company fails to cure such reduction in duties and responsibilities within twenty (20) days after its receipt of written notice from Executive specifying the particular acts objected to and the specific cure requested by Executive.

(ii) If this Agreement is terminated by Executive for Good Reason pursuant to this Section 6(f), the Company shall have no further obligation or liability to Executive,

except that Executive shall be entitled to receive the same Minimum Payment and severance payment set forth in Section 6(e)(ii) for a termination without Cause in exchange for the general release referred to therein.

(g) Resignation without Good Reason.

(i) Executive shall be entitled to terminate this Agreement and Executive’s employment hereunder without Good Reason at any time on thirty (30) days prior written notice delivered by Executive to the Company.

(ii) If this Agreement is terminated by Executive pursuant to this Section 6(g), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only the Minimum Payments.

(h) Termination of Employment Following a Change of Control.

(i) If a “Change of Control of the Company” occurs and either (i) Executive terminates her employment for Good Reason or (ii) the Company or purchaser terminates Executive’s employment other than for Cause, death or disability, then the Company shall be obligated to pay to Executive the payments and benefits provided in Subsection 6(e)(ii) above, and Executive’s vesting, if any, in the performance-based stock awards granted under the Company’s 2001 Long Term Incentive Plan shall be controlled exclusively by the terms and conditions of the Agreement attached hereto as Exhibit B.

(ii) For purposes of this Agreement, a “Change of Control of the Company” shall be deemed to have occurred if:

(A) the shareholders of the Company approve a definitive agreement to sell, transfer, or otherwise dispose of all or substantially all of the Company’s assets and properties; or

(B) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the following shall not constitute a “Change in Control” of the Company:

(1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(C) the shareholders of the Company approve the dissolution or liquidation of the Company; or

(D) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another entity or entities, the result of which merger or consolidation is that less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by holders of the Company’s common stock immediately prior to the merger.

(i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 6(c) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth the circumstances which provide a basis for termination of Executive’s employment under the provisions so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement in accordance with the terms of this Agreement.

(j) Notice Not to Extend. A written notice by either party given to the other at least 30 days prior to any Expiration Date not to extend this Agreement effectuates termination on the next Expiration Date. In the event of such termination, Executive shall be entitled to receive a severance payment of six (6) months salary in exchange for the general release referred to in Section 6(e)(ii).

7.	Proprietary Information.

(a) Definition. Executive hereby acknowledges that Executive will learn and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, “Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, ideas or designs for product styles or concepts for footwear, apparel or accessories, inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections of the Company, or any other confidential or proprietary information relating to the Company and/or its business. The term “Proprietary Information” does not include any information that (i) at the time of disclosure is generally available to and known by the Executive and/or public (other than as a result of its disclosure by Executive), (ii) was available to Executive prior to disclosure by the Company, provided that the person who was the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company, or (iii) becomes available to Executive on a non-confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company.

(b) Nondisclosure and No Misappropriation. During the term of this Agreement and thereafter, Executive will not, without the prior express written consent of the Board of Directors, disclose or make any use of any Proprietary Information except for the benefit of the Company and as may be required in the course of the performance of Executive’s services under this Agreement.

(c) Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of one (1) year after termination of this Agreement, not to, directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company or any Company subsidiary to resign and/or accept employment elsewhere, or to use such information to attempt to persuade any customer of the Company or any Company subsidiary to cease to do business or to reduce the amount of business which any customer of the Company or any Company subsidiary has customarily done or contemplates doing with the Company or the subsidiary. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.

(d) Agreement Not To Compete. During the term of Executive’s employment by the Company, Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, employee, representative or otherwise, become, or be associated in business with, any person, corporation, firm, partnership or other entity which engages in any business or activity which is a competitor of the Company, except that Executive may retain her 2% ownership interest in Rocket Dog and attend Board meetings and other incidental activities related to such ownership.

(e) Protection of Property. All records, files, manuals, documents, specifications, lists of customers, forms, materials, supplies, computer programs and other materials furnished to the Executive by the Company, used on its behalf or generated or obtained during the course of the performance of the Executive’s services hereunder, shall be the property of the Company. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in Executive’s possession or control.

(f) Specific Performance. In the event of the breach by either party of any of the provisions of this Agreement, the other party may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief pending arbitration pursuant to Section 8 in order to enforce or prevent further violations of the provisions hereof.

8.	Arbitration.

(a) The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if either party has a legally recognized claim or dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), any dispute regarding Executive’s termination of employment from the Company, tort claims, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of public policy or, any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers’ compensation benefits), and the parties are unable to reach agreement among themselves within thirty (30) days, then the parties agree to submit the dispute to binding arbitration in accordance with its then-current employment rules of Judicial Arbitration and Mediation Services (“JAMS”) and applicable law. Such thirty (30) day discussion period shall not prevent either party from seeking immediate relief under Section 7(f).

(b) The parties agree that the arbitration must be initiated within the time period of the statute of limitations applicable to the claim(s) if the claim(s) had been filed in Court. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. All fees and expenses of the arbitration will be borne by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs, unless the party prevails on a claim for which attorneys’ fees are recoverable by statute, in which case the arbitrator may award attorneys’ fees and costs to the prevailing party. The arbitration will be held in San Diego County, California.

9.	General Provisions.

(a) Successors. This Agreement is personal to the Executive and is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to the following address or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Executive’s address as on file with the Company

If to Company:	Phoenix Footwear Group, Inc.
5840 El Camino Real
Suite #106
Carlsbad, CA 92008
Attention: James Riedman

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

(c) Entire Agreement. This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that any agreement, statement or promise not contained in this Agreement shall not be valid or enforceable.

(d) Amendment; Waiver; Governing Law. No provisions of this Agreement may be waived or modified unless such waiver or modification is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Company’s Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(g) Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

PHOENIX FOOTWEAR GROUP, INC.		EXECUTIVE

By:	/s/ James Riedman	/s/ Cathy Taylor
Name:	James Riedman	Cathy Taylor
Title:	President

April 23, 2007		April 23, 2007

EXHIBIT A TO TAYLOR EMPLOYMENT AGREEMENT

Executive will be eligible to earn a cash bonus for the fiscal year ending December 31, 2007 in accordance with the following provisions:

1. The maximum amount of bonus that the Executive is eligible to earn for 2007 is 120% of the total base salary paid to Executive during 2007. The opportunity to earn such bonus is based on four components which have weighted values as follows:

•	Tommy Bahama — 32.5%

•	Trotter/Soft Walk/Chambers — 25%

•	Trask — 27.5%

•	American Red Cross — 15%

Each component is separate from the other three, so that Executive can earn all or part of the bonus in each component even if no bonus is earned in one or more of the other components.

2. Cash Bonus Based on Sales to Tommy Bahama. 32.5% of the potential cash bonus award will be earned if the Company reaches the following benchmarks as a result of sales to Tommy Bahama:

(a)	20% Award Level: $***** in net sales to Tommy Bahama and gross margin at or above 40%, or gross profit at or above $*****.

(b)	60% Award Level: $***** in net sales to Tommy Bahama and gross margin at or above 43%, or gross profit at or above $*****.

(c)	100% Award Level: $***** in net sales to Tommy Bahama and gross margin at or above 44%, or gross profit at or above $*****.

*****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	120% Award Level: $***** in net sales to Tommy Bahama and gross margin at or above 44.5%, or gross profit at or above $*****.

For example, if Executive satisfied the 60% award level for this component and had a base salary paid in 2007 of $400,000, the earned cash bonus attributable to this component would be 60% times 32.5% times $400,000 or $78,000.

3. Trotter/Soft Walk/Chambers. 25% of the potential cash bonus award will be earned if Company reaches the following benchmarks as a result of sales for the Trotter/Soft Walk/Chambers business units:

(a)	20% Award Level: $***** in net contribution for these three business units.

(b)	60% Award Level: $***** in net contribution for these three business units.

(c)	100% Award Level: $***** million in net contribution for these three business units.

(d)	120% Award Level: $***** in net contribution for these three business units.

For example, if Executive satisfied the 120% award level for this component and had a base salary paid in 2007 of $400,000, the earned cash bonus attributable to this component would be 120% times 25% times $400,000 or $120,000.

4. Trask. 27.5% of the potential cash bonus award will be earned if the Company is satisfied that the Company reaches the following benchmarks by December 31, 2007:

(a)	20% Award Level: Build Trask organization to support re-launch.

of 2007.

(b)	100% Award Level: Satisfy (a) and (b) and develop product offering for Spring 2008 re-launch.

*****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	120% Award Level: Satisfy (a), (b), and (c) and obtain more than $***** of future orders for new Trask product by December 31, 2007.

For example, if Executive satisfied the 20% award level for this component and had a base salary paid in 2007 of $400,000, the earned cash bonus attributable to this component would be 20% times 27.5% times $400,000 or $22,000.

5. American Red Cross. 15% of the potential cash bonus award will be earned if the Company is satisfied that the Company reaches the following benchmarks:

(a)	20% Award Level: Develop and implement a marketing plan for American Red Cross within budgetary constraints.

(b)	60% Award Level: Accomplish (a) and generate total net sales to American Red Cross of at least $*****.

(c)	100% Award Level: Satisfy (a) and (b) and generate $***** in direct net sales from at least 10 high profile institutions.

(d)	120% Award Level: Satisfy (a) and (c) and generate total net sales to American Red Cross of at least $*****.

For example, if Executive satisfied the 100% award level for this component and had a base salary paid in 2007 of $400,000, the earned cash bonus attributable to this component would be 100% times 15% times $400,000 or $60,000.

*****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. Resolution of differences. Whether the objective financial benchmarks specified above have been satisfied will be based on the Company’s unaudited financial records after fiscal year-end close. Any differences between the parties regarding whether any bonus thresholds were fulfilled will be discussed in good faith in an effort to resolve, but if no resolution is reached, be subject to arbitration under the terms of the employment agreement.

James Riedman, for Phoenix Footwear	Cathy Taylor

EXHIBIT B

FORM OF

PHOENIX FOOTWEAR GROUP, INC.

PERFORMANCE-BASED DEFERRED STOCK AWARD AGREEMENT

UNDER THE AMENDED AND RESTATED

2001 LONG-TERM INCENTIVE PLAN

This AWARD AGREEMENT (the “Award Agreement”) is made effective as of April 23, 2007 between Phoenix Footwear Group, Inc., a Delaware corporation (the “Company”), and Cathy Taylor (the “Participant”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Amended and Restated 2001 Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant an award (the “Award”) of performance—based deferred stock pursuant to the Plan and the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. GRANT OF AWARD. If the Company’s Compensation Committee (hereinafter “Committee”) determines that participant has satisfied the criteria set forth in Appendix A hereto for the award of common stock in the Company, such stock shall be issued to Participant. The Award granted under this Award Agreement is intended to qualify under Sections 7(c) and (g) of the Plan. The grant of this Award is subject to the Participant’s execution and return of this Award Agreement to the Company.

2. NATURE OF AWARD. The Company agrees to issue the number of shares of Stock provided in Appendix A to Participant upon achievement of the conditions specified in Section 4 and Appendix A, subject to the terms and conditions of the Plan and this Award Agreement. The Award is unfunded and unsecured, and Participant’s rights to any Stock hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of. The Award does not entitle Participant to any rights as a shareholder with respect to any shares of Stock subject to the Award, unless and until such shares of Stock have been issued to Participant. The Award is intended to constitute an arrangement that qualifies as a “short term deferral” exempt from the requirements of Section 409A of the Code, and shall be construed accordingly. The Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder.

3. INCORPORATION OF PLAN. The Award is subject to the terms and conditions of the Plan, as from time to time amended, the provisions of which are incorporated by reference in this Award Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms or provisions of the Plan shall govern and prevail.

4.	PERFORMANCE VESTING CRITERIA.

(a) Participant shall be entitled to have issued to Participant the number of shares of Stock upon the satisfaction of the performance condition(s) set forth in Appendix A or in connection with a Change in Control as provided in Section 5. None of the foregoing performance conditions shall be deemed to have been satisfied unless the Committee shall have so certified in accordance with Section 162(m) of the Code.

(b) If a performance condition required for the vesting of any portion of the Award is not satisfied by the end of the period specified in Appendix A for achieving such performance condition(s), such portion of the Award shall thereupon be immediately forfeited.

(c) At the end of each fiscal year, or at such earlier time selected by the Committee, the Committee shall determine whether the performance condition(s) have been met. Such results shall be certified in writing by the Committee prior to any Stock being issued hereunder. Except as provided in Section 5, in no event shall the Participant be deemed to be vested in any Award prior to the achievement of the performance conditions and certification of the Committee as provided above.

5. CHANGE IN CONTROL. Upon the occurrence of (a) a Change in Control as defined in participant’s April 2007 Employment Agreement and (b) either of the conditions in section 6(h)(i) of such Agreement, Participant shall immediately and automatically be entitled to have issued to Participant any shares of Stock to which Participant has not yet become entitled pursuant to Section 4 and which prior to the Change in Control had not been forfeited (whether or not the performance condition(s) specified under Section 4 above has/have been satisfied).

6. ISSUANCE OF STOCK. As soon as practicable after Participant’s right to have issued to Participant any share of Stock subject to the Award has vested under Section 4 or Section 5 above, but in no event later than the 15th day of the 3rd month following the close of the calendar year in which such vesting occurs or, if later, the close of the fiscal year of the Company in which such vesting occurs, the Company shall issue to Participant such shares of Stock evidenced either by a stock certificate or by such other evidence of record ownership as the Company deems appropriate. Notwithstanding the foregoing, if Participant’s right to any shares of Stock subject to the Award vests in connection with a Change in Control, or has previously vested but such shares of Stock has not yet been issued prior to the Change in Control, the Company in its discretion, to the extent consistent with Section 409A of the Code and subject to such conditions as the Company may prescribe (including, where vesting has not yet occurred, a condition that the Stock be relinquished if the Change in Control does not occur), may issue such shares of Stock to Participant sufficiently in advance of the Change in Control to permit Participant to participate in the Change in Control as a shareholder with respect to such shares of Stock.

7. TERMINATION OF EMPLOYMENT. In the event of a termination of Participant’s employment, Participant’s rights to any stock are subject to the provisions of the Employment Agreement between Company and Participant dated April 23, 2007.

8. NO RIGHTS OF A STOCKHOLDER OR TO CONTINUED EMPLOYMENT. The Participant shall have no rights as a stockholder of the Company with respect to the Stock underlying an Award unless and until certificates evidencing such Stock shall have been issued by the Company to the Participant. Until such time, the Participant shall not be entitled to dividends or distributions in respect of any shares of Stock subject to an Award or to vote such Stock on any matter submitted to the shareholders of the Company. This Agreement shall not confer upon the Participant any right to continued employment by the Company.

9. ADJUSTMENTS. The Award and the shares of Stock subject to the Award are subject to adjustment as provided in Section 4(c) of the Plan.

10. WITHHOLDING. Participant or Beneficiary shall, no later than the date on which any share of Stock is issued to Participant or Beneficiary and as a condition to such transfer, pay to the Company in cash, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. If any taxes are required to be withheld prior to such issue of such share of Stock (for example, upon the vesting of the right to receive such share), the Company may require Participant or Beneficiary to pay such taxes timely in cash by separate payment, may withhold the required taxes from other amounts payable to Participant or Beneficiary, or may agree with Participant or Beneficiary on other arrangements for the payment of such taxes, all as the Company determines in its discretion.

11. SECTION 83(b) NOT APPLICABLE. Because the Award does not give to Participant a present ownership right in any Stock, but only a conditional right to acquire shares of Stock in the future, Participant shall not be entitled to make a so-called “83(b) election” with respect to the shares of Stock subject to the Award.

12. ENTIRE AGREEMENT. This Award Agreement, Appendix A attached hereto, the Plan, and the relevant portions of Participant’s Employment Agreement constitute the entire understanding between the Participant and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee of the Company with respect to any question that may arise under the Plan and this Agreement.

13. NOTICE. Unless otherwise provided herein, any notice or other communication hereunder shall be in writing and shall be given by registered or certified mail. Any notice given by the Company to the Participant directed to him at his address on file with the Company shall be effective to bind any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise or notify the Participant of the existence, maturity or termination of any rights hereunder and the Participant shall be deemed to have familiarized himself with all matters contained herein and in the Plan which may affect any of the Participant’s rights or privileges hereunder.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

PHOENIX FOOTWEAR GROUP, INC.

By:

PARTICIPANT:

SIGNATURE

STREET ADDRESS

CITY, STATE, ZIP CODE

APPENDIX A

Executive will earn shares of common stock in the Company, under this Award, upon achieving either individual goals outlined in Section A, or by the Company’s stock value reaching levels specified in Section B. In no instance shall this grant of Performance—Based Deferred Stock result in more than 420,000 shares being earned.

A.	Individual Performance Criteria

1. Growth. Executive will earn 126,000 shares of stock if for any trailing 12 month period during the term of this Agreement, Operating Income equals or exceeds $*****, and during the same 12 month period:

(a)	Consolidated Company net sales equal or exceed $*****, and

(b)	Tommy Bahama’s net sales equal or exceed $*****.

2. Margins. Executive will earn 168,000 shares of stock if for any trailing 12 month period during the term of this Agreement,

(a)	Company Operating Income equals or exceeds $*****, and

(b)	Tommy Bahama’s net contribution margin equals or exceeds 18%.

3. Trask Brand Building. Executive will earn 63,000 shares of stock if for any trailing 12 month period during the term of this Agreement, Operating Income equal or exceeds $*****, and during the same 12 month period:

(a)	Net sales of Trask equal or exceed $*****, and

(b)	Trask’s Net contribution margin equals or exceeds 17%.

*****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. Organization Development. Executive will earn 63,000 shares of stock if for any trailing 12 month period during the term of this Agreement, Operating Income equals or exceeds $*****, and during the same 12 month period:

(a) Executive has put into place a senior management team which, based upon the determination of the Compensation Committee of the Board of Directors, has the needed industry expertise and experience to further grow the business, and

(b) Executive has put into place or has accomplished a succession plan for new leadership of the Chambers business unit.

B.	Stock Value Criteria

As an alternative to the individual performance criteria described above, Executive will earn up to 420,000 shares of stock if for 60 consecutive trading days, the Company’s stock price on the AMEX closes above $23 per share. If such event occurs, then the 420,000 shares earned under this alternative method will be reduced by any shares previously earned, so that in no event will Executive have earned more than 420,000 shares under this Performance — Based Stock Grant.

C.	Other Provisions

1. The stock awards referred to above will not be earned or issued unless the criteria above are satisfied during the term of Participant’s employment under her April 23, 2007 Employment Agreement. However, if Participant is terminated without Cause under section 6(e) of the April 23, 2007 Employment Agreement, Participant’s “trailing twelve month period” for purposes of measuring whether the criteria above is met will be extended for an additional 6 months after the date of such termination without Cause.

*****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. For purposes of this Appendix A, “Operating Income” is Net Income before interest and taxes, excluding any gain or loss on the sale of assets. “Net contribution margin” is the margin generated by each business unit as detailed in the Company’s monthly “Report Card” Income Statement as presently prepared or any successor report that is reasonably consistent with the methodology used to prepare such Report.

D.	Resolution of Differences

Whether the criteria specified above have been satisfied will be determined by the Company’s Compensation Committee based on the Company’s unaudited financial records. Any differences between the parties regarding whether such criteria were fulfilled will be discussed in good faith in an effort to resolve, but if no resolution is reached, be subject to arbitration under the terms of the Employment Agreement.